Exhibit 99.1

SCM Microsystems Updates Third Quarter Revenue Guidance

          FREMONT, Calif., Oct. 12 -- SCM Microsystems, Inc. (Nasdaq: SCMM; Prime Standard: SMY), a leading provider of solutions that open the Digital World, today updated guidance for its fiscal third quarter ended September 30, 2005.

          Based on its preliminary review, the company expects revenues for the fiscal third quarter ended September 30, 2005 of between $13 million and $14 million, which is above the guidance previously given by the company of $8 million to $12 million.

          Robert Schneider, chief executive officer, commented, “We sold higher than expected volumes of our digital pay-TV decryption modules to an existing customer that is adding subscribers for the fall soccer season. We also benefited from seasonally driven orders for flash media readers from OEM customers that are gearing up for 2005 holiday sales.”

          SCM will report final financial results for its third quarter after it has completed the filing of its Quarterly Report on Form 10-Q with the United States Securities and Exchange Commission, which is due on November 9, 2005.

          About SCM Microsystems
          SCM Microsystems is a leading supplier of solutions that open the Digital World by enabling people to conveniently access digital content and services. The company develops, markets and sells its smart card reader technology for PC, network and physical access and conditional access modules for secure digital TV decryption to OEM customers in the government, financial, enterprise and broadcasting markets worldwide. Global headquarters are in Fremont, California, with European headquarters in Ismaning, Germany. For additional information, visit the SCM Microsystems web site at www.scmmicro.com.

          NOTE:  This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, without limitation, our statements regarding our expectations for revenues in the third quarter of 2005. These statements are subject to risks and uncertainties that may cause actual results to differ materially from those contemplated herein.  Our actual financial results may not meet expectations.  For a discussion of risks and uncertainties related to our business, please refer to our public company reports, including our Annual Report on Form 10-K for the year ended December 31, 2004 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2005, both filed with the U.S. Securities and Exchange Commission.